SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                          Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported) November 21, 2002


                             Charming Shoppes, Inc.
                             ----------------------
             (Exact Name of Registrant as Specified in its Charter)


                                  Pennsylvania
                                  ------------
                 (State or Other Jurisdiction of Incorporation)



       000-07258                                       23-1721355
       ---------                                       ----------
(Commission File Number)                  (I.R.S. Employer Identification No.)


            450 Winks Lane
        Bensalem, Pennsylvania                                   19020
        ----------------------                                   -----
(Address of Principal Executive Offices)                       (Zip Code)



                                 (215) 245-9100
                                 --------------
              (Registrant's Telephone Number, Including Area Code)



                                 Not Applicable
                                 --------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events and Regulation FD Disclosure

     On November 21, 2002, Charming Shoppes, Inc. (the "Company") issued a press release announcing its third quarter earnings results and re-projected earnings guidance for the fourth quarter and fiscal year 2003. The following is an excerpt of financial information included in the text of the release:

     CHARMING SHOPPES REPORTS THIRD QUARTER EARNINGS RESULTS AND RE-PROJECTS
            EARNINGS GUIDANCE FOR FOURTH QUARTER AND FISCAL YEAR 2003

     Bensalem, PA., November 21, 2002 - Charming Shoppes, Inc. (NASDAQ:CHRS) the retail apparel chain specializing in women's plus-size apparel, today reported earnings and sales for the third quarter ended November 2, 2002.

     For the three months ended November 2, 2002, net income was $502,000 or $0.00 per diluted share. Net income includes a pretax restructuring credit in the amount of $1,351,000, related to a restructuring charge recorded on January 28, 2002. Excluding the restructuring credit, net loss was $321,000, or $0.00 per diluted share, compared to net income of $160,000 or $0.00 per diluted share for the corresponding period last year.

     Sales for the quarter ended November 2, 2002 decreased 1% to $542,332,000, compared to sales of $549,295,000 during the corresponding period of the prior year. Sales for the three months include sales from Lane Bryant from the August 16, 2001 date of acquisition. Comparable store sales for the corporation decreased 4% for the quarter ended November 2, 2002.

     For the nine months ended November 2, 2002, net income was $42,362,000 or $0.35 per diluted share, before the cumulative effect of an accounting change, described below. Net income includes a pretax restructuring credit in the amount of $1,351,000, related to a restructuring charge recorded on January 28, 2002. Excluding the restructuring credit and the cumulative effect of an accounting change, net income was $41,538,000, or $0.34 per diluted share, an increase of 78% compared to net income of $23,388,000 or $0.22 per diluted share for the corresponding period last year.

     Sales for the nine months ended November 2, 2002 increased 35% to $1,811,255,000 compared to sales of $1,346,756,000 during the corresponding period of the prior year. Sales for the nine months include sales from Lane Bryant from the August 16, 2001 date of acquisition. Comparable store sales for the corporation decreased 1% for the nine months ended November 2, 2002.

     The Company has re-projected earnings per share of $0.00 for the fourth quarter Fiscal 2003, based on revised comparable store sales projections for a negative low-to-mid single digit comp. This projection is based on fourth quarter comparative store sales for Lane Bryant in the negative mid-to-high single digit range, and positive low single digits for Fashion Bug and Catherines.

     The Company has also re-projected earnings per share of $0.34 for the Fiscal Year 2003, excluding a restructuring credit and the cumulative effect of an accounting change, as compared to $0.19 per share for Fiscal Year 2002, excluding a pre-tax restructuring charge of $37.7 million, which was recorded on January 28, 2002.

     Related to the adoption of FASB Statement 142, "Goodwill and Other Intangible Assets", the Company had previously recorded a cumulative effect of an accounting change in the amount of $43,975,000, or $0.33 per diluted share, effective as of the beginning of the current fiscal year. Net loss after the cumulative effect of an accounting change and the restructuring credit was $1,613,000 or $0.01 income per diluted share for the nine months ended November 2, 2002.

     At the end of the quarter, Charming Shoppes, Inc., operated 2,340 stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), CATHERINE'S PLUS SIZES(R), MONSOON(R) and ACCESSORIZE(R). Monsoon and Accessorize are registered trademarks of Monsoon Accessorize Ltd. During the nine months ended November 2, 2002, the Company opened 59, converted 41, relocated 32, and closed 163 stores. The Company ended the quarter with 1,159 Fashion Bug and Fashion Bug Plus stores, 696 Lane Bryant stores, 475 Catherine's Plus Sizes stores, and 10 Monsoon/Accessorize stores. The Company ended the quarter with approximately 16,568,000 square feet of leased space. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

     This press release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. These forward-looking statements include statements regarding future performance, including earnings, sales performance, and other matters. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to achieve successful integrations, failure to successfully implement the restructuring plan, failure to successfully implement the Company's business plan for increased profitability and growth in the plus-size women's apparel business, the availability of suitable store locations on appropriate terms, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, a weakness in overall consumer demand, the ability to hire and train associates, trade restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow to the Company's retail stores from its centralized distribution facilities, competitive pressures, and the adverse effects of acts or threats of war, terrorism, or other armed conflict on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2002. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CHARMING SHOPPES, INC.


                                                                  3rd Quarter            3rd Quarter
                                                                     Ended                 Ended
                                                         Percent  November 2,   Percent  November 3,   Percent
(in thousands except per share amounts)                  Change      2002(a)    of Sales    2001(b)    of Sales
                                                         ------      -------    --------    -------    --------
Net sales ..............................................   (1.3)%   $542,332     100.0%    $549,295     100.0%

Cost of goods sold, buying, and occupancy ..............   (1.6)     389,748      71.9      396,026      72.1
Selling, general, and administrative ...................    1.4      148,323      27.3      146,248      26.7
Restructuring credit ...................................   N/A        (1,351)     (0.2)           0       0.0
Amortization of goodwill ............................... (100.0)           0       0.0        1,221       0.2
Total operating expenses ...............................   (1.2)     536,720      99.0      543,495      99.0

Income from operations .................................   (3.2)       5,612       1.0        5,800       1.0

Other income, principally interest .....................  (36.4)         698       0.1        1,098       0.2
Interest expense .......................................  (29.7)      (4,667)     (0.8)      (6,636)     (1.2)

Income before income taxes .............................  527.1        1,643       0.3          262       0.0
Income tax provision ...................................   N/A         1,177       0.2          102       0.0
Income before minority interest ........................  191.3          466       0.1          160       0.0

Minority interest in net loss of consolidated subsidiary   N/A            36       0.0            0       0.0
Net income .............................................  213.8 %   $    502       0.1%    $    160       0.0%

Basic net income per share .............................               $  --                  $  --
Weighted average shares outstanding ....................             115,605                109,579

Net income per share, assuming dilution ................               $  --                  $  --
Weighted average shares and equivalents outstanding ....             116,611                110,543

(a) Results of operations for the quarter ended November 2, 2002 include a pre-tax restructuring credit of $1.4 million. Excluding the restructuring credit, net loss for the quarter ended November 2, 2002 was $321, or $.00 per diluted share.

(b) Results of operations for the quarter ended November 3, 2001 include the results of operations of Lane Bryant, Inc.from August 16, 2001 (the date of acquisition).

CHARMING SHOPPES, INC.


                                                                  Nine Months           Nine Months
                                                                     Ended                 Ended
                                                         Percent  November 2,   Percent  November 3,   Percent
(in thousands except per share amounts)                  Change     2002(a)     of Sales   2001(b)     of Sales
Net sales ..............................................   34.5 %  $1,811,255    100.0%   $1,346,756    100.0%

Cost of goods sold, buying, and occupancy ..............   30.4     1,269,802     70.1       973,483     72.3
Selling, general, and administrative ...................   41.4       458,870     25.4       324,489     24.1
Restructuring credit ...................................   N/A         (1,351)    (0.1)            0      0.0
Amortization of goodwill ............................... (100.0)            0      0.0         3,664      0.2
Total operating expenses ...............................   32.7     1,727,321     95.4     1,301,636     96.6

Income from operations .................................   86.0        83,934      4.6        45,120      3.4

Other income, principally interest .....................  (58.7)        1,861      0.1         4,503      0.3
Interest expense .......................................   50.3       (17,147)    (0.9)      (11,407)    (0.9)

Income before income taxes and cumulative effect of
accounting change ......................................   79.6        68,648      3.8        38,216      2.8
Income tax provision ...................................   80.6        26,773      1.5        14,828      1.1
Income before minority interest and cumulative effect
of accounting change ...................................   79.0        41,875      2.4        23,388      1.7

Minority interest in net loss of consolidated subsidiary   N/A            487      0.0             0      0.0
Income before cumulative effect of accounting change ...   81.1        42,362      2.3        23,388      1.7
Cumulative effect of accounting change(c) ..............   N/A        (43,975)    (2.4)            0      0.0

Net income (loss) ...................................... (106.9)%  $   (1,613)     0.0%   $   23,388      1.7%

Basic net income (loss) per share:
Income before cumulative effect of accounting change ...               $ 0.37                 $ 0.22
Cumulative effect of accounting change(c) ..............                (0.38)                  0.00
Net income (loss) ......................................               $(0.01)                $ 0.22
Weighted average shares outstanding ....................              114,323                104,067

Net income (loss) per share, assuming dilution:
Income before cumulative effect of accounting change ...               $ 0.35                 $ 0.22
Cumulative effect of accounting change(c) ..............                (0.33)                  0.00
Net income (loss)(d) ...................................               $ 0.01                 $ 0.22
Weighted average shares and equivalents outstanding ....              132,002                105,056

(a) Results of operations for the nine months ended November 2, 2002 include a pre-tax restructuring credit of $1.4 million and a cumulative effect of an accounting change of ($43,975). Excluding the restructuring credit and the cumulative effect of an accounting change, net income for the nine months ended November 2, 2002 was $41,538, or $.34 per diluted share.

(b) Results of operations for the nine months ended November 3, 2001 include the results of operations of Lane Bryant, Inc.from August 16, 2001 (the date of acquisition).

(c) Write-down of non-deductible goodwill in connection with adoption of FASB Statement No. 142, "Goodwill and Other Intangible Assets."

(d)  Results may not add due to rounding.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  CHARMING SHOPPES, INC.
                                                      (Registrant)




Dated: November 21, 2002                        By: /S/ Eric. M. Specter
                                                    --------------------
                                                Name:  Eric M. Specter
                                                Title: Executive Vice President